EXHIBIT 10.3
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                              EMPLOYMENT AGREEMENT
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          THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on
February 5, 2002 (the "Effective Date"), by I-TRAX HEALTH MANAGEMENT SOLUTIONS, INC., a Delaware corporation with a business office at One Logan Square, 130 N. 18th Street, Suite 2615, Philadelphia, PA 19103 (the "Company"), and CAROL M. REHTMEYER, an individual residing at 903 No. 131, Omaha, NE ("Executive").

          Executive is currently an employee of WellComm Group, Inc., an Illinois corporation ("WellComm") pursuant to an Employment Agreement dated April 27, 2000 (the "Old Agreement"). Executive, WellComm, I-trax, Inc., a Delaware corporation ("I-trax") and the parent company of the Company, WC Acquisition, Inc., an Illinois corporation ("Acquisition") and such other parties as are specifically named therein are parties to a Merger Agreement dated as of January 28, 2002, as amended effective as of the date hereof (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, on the date hereof Acquisition merged with and into WellComm, with WellComm continuing as the surviving corporation and immediately after such merger WellComm merged with and into I-trax with I-trax continuing as the surviving corporation. The Company is a wholly owned operating subsidiary of I-trax. Except as provided herein, capitalized terms used but not defined herein have the meanings given to such terms in the Merger Agreement.

          In consideration of the mutual covenants and premises contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

          1. Term of Employment. The Company hereby agrees to employ Executive and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on and as of the Effective Date and ending on the date which is the third (3rd) anniversary of the Effective Date (such period being called the "Original Term"), unless sooner terminated in accordance with the provisions of Section 4 below. Upon the expiration of the Original Term, the term of Executive's employment shall automatically extend for successive one-year periods (each such period, an "Additional Term") unless on or before ninety (90) days prior to the end of the then applicable Original Term or any Additional Term the Company has notified the Executive in writing that Executive's employment under this Agreement will not be extended beyond the end of the then current term, or Executive has notified Company in writing that her employment under this Agreement will not be extended beyond the end of the then current term.

          2. Title; Capacity; Board of Directors.

               2.1 Executive shall serve as a Managing Director of the Company and of I-trax (or as such other senior executive position with the Company and I-trax as may be offered to Executive by I-trax's Board of Directors (the "Board") and which the Executive in her sole discretion may accept) and shall perform the executive level duties commensurate with such position and such other executive level duties as the Board may determine provided such duties are substantially consistent with the executive level duties heretofore performed by Executive for WellComm. Executive shall perform substantially all of such duties out of WellComm's offices in Omaha, Nebraska. The Company shall use its reasonable best efforts to nominate Executive to the Board and cause the Executive to be elected to, and to continue as a member of, the Board. Except for her involvement in the activities described in Section 2.2 below, Executive shall devote attention and energies on a full-time basis to the above executive level duties, and Executive shall not, during the term of this Agreement, actively engage in any other for profit business activity.

               2.2 Executive shall be permitted to participate in civic, community or charitable activities and invest and manage her personal assets, provided such activities do not interfere with the performance of Executive's duties under this Agreement, require the utilization of other Company resources or personnel or violate the provisions of Sections 6.1, 6.2 or 6.3 below or
Section 7(c) of the Merger Agreement.

          3. Salary; Benefits.

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               3.1 Base Salary. During the Original Term, Executive shall receive a base salary at the rate of One Hundred Twenty Five Thousand Dollars ($125,000) per annum. The base salary for any Additional Term, if any, shall be determined by mutual agreement of Executive and the Board, but in no event shall the base salary for any Additional Term be less then the base salary during the then current term. Notwithstanding the preceding provisions, the base salary for any portion of the Original Term or any Additional Term shall be increased in the event the Company and/or I-trax implements a base salary increase for the majority of the executives of the Company and/or I-trax holding positions with duties and responsibilities substantially similar to those of the Executive.

               3.2 Payment in Installments. Executive's annual base salary shall be paid in periodic installments in accordance with the Company's general payroll practices, after withholding for all federal, state and local taxes and required deductions.

               3.3 Fringe Benefits. Executive shall be entitled during the term of this Agreement to participate in and receive only the rights and benefits available under any health, disability, life insurance, pension or other benefit plans now or hereafter provided by the Company for its employees.

               3.4 Vacation; Sick and Personal Time Off. Executive shall be entitled to twenty (20) days paid time off for vacation, sick leave and personal time per year to be taken at such times as may be agreed upon in advance by Executive and the Company's Chief Executive Officer.

               3.5 Reimbursement of Expenses. The Company shall reimburse Executive in accordance with the Company's policies and procedures for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of her duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

               3.6 Stock Options. The parties hereto acknowledge that as of the Effective Date, I-trax is granting to Executive non-qualified stock options to acquire 280,000 shares of I-trax Common Stock at an exercise price of $.01 per share pursuant to the Option Agreement attached hereto as Exhibit A. Further, the parties hereto acknowledge that within 5 days of the Effective Date, or such other date as may be agreed upon by the Parties, I-trax shall grant to Executive options to acquire 150,000 shares of I-trax Common Stock pursuant to the I-trax 2001 Equity Compensation Plan (such options, collectively, the "Plan Options"). The Plan Options shall vest in three years: 1/3 at first anniversary of Executive's employment hereunder and the balance quarterly thereafter over the second and third year of Executive's employment hereunder. Other than as set forth in this Section 3.6 and in Sections 5.2(a), 5.2(b), 5.2(d), 5.3, 5.4(b) and 5.4(c) below, the terms of the Plan Options shall, in all respects, be subject to the terms of the Plan Option Agreement ("Plan Option Agreement") to be entered into by I-trax and Executive.

          4. Employment Termination. The employment of Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

               4.1 Expiration of Term. Expiration of the Original Term or, if applicable, the Additional Term in accordance with Section 1.

               4.2 Cause. At the election of Company, for Cause, immediately upon written notice by the Company to Executive. For the purposes of this Agreement, "Cause" for termination shall be deemed to exist by reason of (a) any action by Executive resulting in the conviction of Executive of, or the entry of a plea of guilty or nolo contendere by Executive to, any crime involving moral turpitude, any felony, or any misdemeanor involving misconduct or fraud in business activities, (b) any breach of a fiduciary duty involving personal profit, (c) the willful failure of Executive to perform her duties hereunder,
(d) Executive's willful misconduct, recklessness or gross negligence in the performance of her duties hereunder, (e) any action by Executive that violates
Section 6 of this Agreement, (f) repeated refusals by Executive to comply with the reasonable directives of the Board consistent with the terms this Agreement;

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provided, however, that Company may terminate Executive's employment pursuant to
Subsections 4.2(c), (d), (e) or (f) only after the failure by Executive to correct or cure, or to commence and continue to pursue the correction or curing of, such refusals within ten (10) days after receipt by Executive of written notice of the Board of each specific claim of any such refusal and to complete such correction or cure within forty-five (45) days after receipt of such notice.

               4.3 Without Cause. At the election of Company, at any time, upon thirty (30) days written notice for any reason whatsoever (including but not limited to any termination of this Agreement by the Company in connection with or as a result of a Change of Control (as defined below) of the Company or I-trax) other than for Cause (as defined in Section 4.2 above).

               4.4 Death or Disability. Upon the death of, or thirty (30) days after the disability of, Executive. As used in this Agreement, the term "disability" shall mean the inability of Executive, due to a physical or mental disability, to perform the services contemplated under this Agreement for a period of three (3) consecutive months or for a cumulative period of four (4) months within any six (6) consecutive months. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

               4.5 Termination by Executive. At the election of Executive (a) at any time if her health should become impaired to an extent that makes the continued performance of her duties hereunder hazardous to her physical or mental health or her life, as certified by a physician designated by Executive and reasonably acceptable to the Company, (b) for "good reason" upon delivery of written notice of such "good reason" to the Company, or (c) upon giving ninety
(90) days written notice of termination, which termination shall be deemed a breach by Executive of her obligations under this Agreement.

For purposes of Section 4.5(b) above, "good reason" shall mean (i) the failure by the Company and I-trax to continue Executive in the position of Managing Director (or such other senior executive position as may be offered by the Company and I-trax and which Executive may in her sole discretion accept); (ii) material diminution by the Board or a senior executive officer of the Company or I-trax of Executive's responsibilities, duties or authority as Managing Director of the Company and I-trax (or such other senior executive position as may be offered by the Company and I-trax and which Executive may in her sole discretion accept) or assignment to Executive of any duties inconsistent with Executive's position as Managing Director of the Company and I-trax (or such other senior executive position as may be offered by the Company and I-trax and which Executive may in her sole discretion accept); (iii) failure by the Company to pay and provide to Executive the compensation provided in Section 3.1 above, which failure is not cured within five (5) business days after written notice of such failure is delivered by Executive to the Company; (iv) requiring Executive to be permanently based anywhere other than within 25 miles of her present office location in Omaha, Nebraska (excluding business related travel); or (v) any other material breach of this Agreement by the Company, which breach is not cured within thirty (30) days after written notice of such breach is delivered by Executive to the Company.

          5. Effect of Termination.

               5.1 Termination for Cause. In the event Executive's employment is terminated for Cause pursuant to Section 4.2, the Company shall pay to Executive the base salary and benefits otherwise payable to her under Sections 3.1, 3.2 and 3.3 above, pro rata through the last day of her actual employment by the Company (such date, the "Termination Date").

               5.2 Termination Without Cause.

                    (a) In the event Executive's employment is terminated for any reason whatsoever other than for Cause pursuant to Section 4.3 above during the initial year of the Original Term, (i) the Company shall pay to Executive the base salary and benefits otherwise payable to her under Sections 3.1, 3.2 and 3.3 above, at such times and in such installments as would be the case if there had been no termination of employment pursuant to Section 4.3 above

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beginning on the day following the Termination Date through the day which is the first (1st) anniversary of the Termination Date (such date, the "First Anniversary Date"); (ii) on and as of the First Anniversary Date, Executive shall be excused from complying with the restrictive covenants set forth in
Section 6.1 below (but not excused from complying with the restrictive covenants set forth in Section 7(c) of the Merger Agreement); and (iii) one hundred percent (100%) of the Plan Options shall immediately accelerate and be vested and exercisable in full in accordance with the terms of the Plan Option Agreement.

                    (b) In the event Executive's employment is terminated for any reason whatsoever other than for Cause pursuant to Section 4.3 above at any time after the expiration of the initial year of the Original Term, (i) the Company shall pay to Executive the base salary and benefits otherwise payable to her under Sections 3.1, 3.2 and 3.3 above, at such times and in such installments as would be the case if there had been no termination of employment pursuant to Section 4.3 above beginning on the day following the Termination Date through the date which is six months after the Termination Date (such date, the "Six Month Date"); (ii) on and as of the Six Month Date, Executive shall be excused from complying with the restrictive covenants set forth in Section 6.1 below (but not excused from complying with the restrictive covenants set forth in Section 7(c) of the Merger Agreement); and (iii) one hundred percent (100%) of the Plan Options shall immediately accelerate and be vested and exercisable in full in accordance with the terms of the Plan Option Agreement.

                    (c) Executive hereby acknowledges and agrees that if Executive's employment is terminated for any reason whatsoever other than for Cause pursuant to Section 4.3 above, then the payment in full of compensation and the provisions of the other rights described in Sections 5.2(a) or 5.2(b) above shall represent the total obligation of the Company to Executive under this Agreement.

                    (d) Notwithstanding anything in this Section 5.2 to the contrary, in the event Executive's employment is terminated for any reason whatsoever other than for Cause pursuant to Section 4.3 above in connection with, or at any time following, a Change of Control (as defined below) that results in cash proceeds to Executive on account of Executive's ownership of I-trax Shares (or any security which may be issued in lieu I-trax Shares as a result of any reorganization, consolidation, merger, recapitalization or like transaction): (i) the Company shall not be obligated pay to Executive any payment provided in Sections 5.2(a) or 5.2(b) above; (ii) Executive shall only be excused from complying with the restrictive covenants set forth in Section
6.1 below after the Six Month Date (but not excused from complying with the restrictive covenants set forth in Section 7(c) of the Merger Agreement); and
(iii) one hundred percent (100%) of the Plan Options shall immediately accelerate and be vested and exercisable in full in accordance with the terms of the Plan Option Agreement.

For purposes hereof, a "Change of Control" shall be deemed to have occurred: (A) if any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than persons who are holders of more than five percent (5%) of outstanding I-trax Shares as of the date hereof) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or I-trax representing more than 50% of the voting power of the then outstanding securities of the Company or I-trax, as applicable; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder, and a Change of Control shall not be deemed to occur as a result of a transaction in which the Company or I-trax becomes a subsidiary of another corporation in which the stockholders of the Company or I-trax, as the case may be, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or (B) upon the closing of (i) a merger or consolidation of the Company or I-trax with another corporation where the stockholders of the Company or I-trax, as the case may be, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) the sale or other disposition of all or substantially all of the assets of the Company or I-trax, or (iii) a liquidation or dissolution of the Company or I-trax; or (C) if individuals who are "Incumbent Directors" cease to constitute a majority of the members of the Board ("Incumbent Directors" for this purpose being persons who are members of the Board as of the date of this Agreement, provided that any

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person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director).

               5.3 Termination for Death or Disability. If Executive's employment is terminated by death or because of disability pursuant to Section
4.4 above: (a) the Company shall pay to the estate of Executive or to Executive, as the case may be, the base salary and benefits otherwise payable to her under Sections 3.1, 3.2 and 3.3 above through the end of the month in which the termination of her employment because of death or disability occurs; (b) the Plan Options scheduled to vest and be exercisable during the period beginning on the day following the Termination Date through the day which is the first (1st) anniversary of the Termination Date shall immediately accelerate and be vested and exercisable in full in accordance with the terms of the Plan Option Agreement; and (c) if applicable, Executive shall only be excused from complying with the restrictive covenants set forth in Section 6.1 below after the day which is the first (1st) anniversary of the Termination Date (but not excused from complying with the restrictive covenants set forth in Section 7(c) of the Merger Agreement).

               5.4 Termination by Executive.

                    (a) If Executive terminates this Agreement pursuant to
Section 4.5(a) above, the Company shall pay to Executive the base salary and benefits otherwise payable to her under Sections 3.1, 3.2 and 3.3 above through the Termination Date.

                    (b) If Executive terminates this Agreement pursuant to
Section 4.5(b) above during the initial year of the Original Term: (i) the Company shall pay to Executive the base salary and benefits otherwise payable to her under Sections 3.1, 3.2 and 3.3 above, at such times and in such installments as would be the case if there had been no termination of employment pursuant to Section 4.5(b) above, through the day which is the first (1st) anniversary of Termination Date (such date, the "Good Reason Anniversary Date");
(ii) on and as of the Good Reason Anniversary Date, Executive shall be excused from complying with the restrictive covenants set forth in Section 6.1 below (but not excused from complying with the restrictive covenants set forth in Section 7(c) of the Merger Agreement); and (iii) and Plan Options scheduled to vest and be exercisable as of the Good Reason Anniversary Date shall immediately accelerate and be vested and exercisable in full in accordance with the terms of the Plan Option Agreement.

                    (c) If Executive terminates this Agreement pursuant to
Section 4.5(b) above at any time after the expiration of the initial year of the Original Term: (i) the Company shall pay to Executive the base salary and benefits otherwise payable to her under Sections 3.1, 3.2 and 3.3 above, at such times and in such installments as would be the case if there had been no termination of employment pursuant to Section 4.5(b) above beginning on the day following Termination Date through the date which is six months after the Termination Date (such date, the "Good Reason Six Month Date"); (ii) on and as of the Good Reason Six Month Date, Executive shall be excused from complying with the restrictive covenants set forth in Section 6.1 below (but not excused from complying with the restrictive covenants set forth in Section 7(c) of the Merger Agreement); and (iii) and Plan Options scheduled to vest and be exercisable during the period beginning on the day following the Termination Date through the day which is the first (1st) anniversary of the Termination Date shall immediately accelerate and be vested and exercisable in full in accordance with the terms of the Plan Option Agreement..

                    (d) If Executive terminates this Agreement pursuant to
Section 4.5(c) above, the Company shall pay to Executive the base salary and benefits otherwise payable to her under Sections 3.1, 3.2 and 3.3 above pro rata through the Termination Date by the Company, and if such termination shall occur during the initial year of the Original Term, the Company shall have the right to assert a claim for damages caused to the Company by reason of Executive's termination in breach of her obligations under this Agreement.

          6. Non-Compete; Confidentiality.

               6.1 During the Original Term and any Additional Term (regardless whether the Original Term or any Additional Term are terminated pursuant to Sections 4.2 and 4.4 above prior to the scheduled expiration [i.e., the date to

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which such term would have continued if there had been no acceleration of the end of such term] of the relevant period, except as modified by Sections 5.2(a), 5.2(b), 5.2(d) and 5.4(b) and 5.4(c)) and for a period of one (1) year after the expiration thereof, Executive will not, directly or indirectly, including through an Affiliate (as defined in Rule 12b-2 of the regulations promulgated under the Exchange Act), engage in the population health management and disease management industry in the same manner in which the Company or I-trax is engaged in such industry on the date hereof (the "Business") in the United States. For purposes of this Section 6, each of the following activities, without limitation, shall be deemed to constitute conducting the Business: engaging in, working with, maintaining an interest in (other than interests of less than 5% in companies with securities traded either on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or traded over-the-counter and quoted on the Bulletin Board and/or any interest in I-trax), advising for a fee or other consideration, managing, operating, lending money to (other than loans by commercial banks), guaranteeing the debts or obligations of, or permitting one's name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or any other form of business organization, unincorporated organization or governmental entity (or any department, agency or subdivision thereof) (each, a "Person"), whether as principal, director, agent, shareholder, partner, employee, consultant, independent contractor or in any other manner whatsoever, any Person in the Business.

               6.2 Executive also covenants and agrees that, during the Original Term and any Additional Term (regardless whether the Original Term or any Additional Term are terminated pursuant to Sections 4.2 and 4.4 above prior to the scheduled expiration [i.e., the date to which such term would have continued if there had been no acceleration of the end of such term] of the relevant period, except as modified by Sections 5.2(a), 5.2(b), 5.2(d) and 5.4(b) and 5.4(c)) and for a period of one (1) year after the expiration thereof, Executive will not, directly or indirectly, and no Person (including an Affiliate) over which Executive exercises control (whether as an officer, director, individual proprietor, holder of debt or equity securities, consultant, partner, member or otherwise) (i) solicit or engage or employ or otherwise enter into any agreement or understanding, written or oral, relating to the services of any Person who is known or should be known by Executive to be then employed or to have been employed within the preceding six (6) months by the Company or its Affiliates,
(ii) take any action which could be reasonably expected to lead any Person to cease to deal with the Company or its Affiliates or (iii) solicit the business of, enter into any written or oral agreement with or otherwise deal with any suppliers of goods, products, materials or services in competition with the Company or its Affiliates or solicit the business of customers of the Company or its Affiliates who were such at any time during the two (2) year period preceding the date hereof, except on behalf of businesses in which such party would then be permitted to engage directly without violating this Section 6.

               6.3 Executive also covenants and agrees that, during the Original Term and any Additional Term (regardless whether the Original Term or any Additional Term are terminated, under Sections 4.2 and 4.4 above, prior to the scheduled expiration [i.e., the date to which such term would have continued if there had been no acceleration of the end of such term] of the relevant period, except as modified by Sections 5.2(a), 5.2(b), 5.2(d) and 5.4(b) and 5.4(c)) and for a period of five (5) years after the expiration thereof, Executive shall treat as trade secrets all Confidential Information (as hereinafter defined) known or acquired by her in the course of any affiliation Executive shall have had with the Company and will not disclose any Confidential Information to any Person not affiliated with the Company except as authorized in writing by the Company. The term "Confidential Information" shall mean: information relating to the relationship of the Company or I-trax to their customers (including, without limitation, the identity of any customer), the research, design, development, manufacturing, marketing, pricing, costs, capabilities, capacities and business plans related to the software development activities and other services of the Company or its Affiliates, the financing arrangements of the Company or its Affiliates, or the financial condition or prospects of the Company or I-trax; inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, Software (as defined below) and customer and supplier lists and any other confidential information relating to the assets, condition or business of the Company or its Affiliates. Notwithstanding the foregoing, Executive shall have no obligation with respect to (i) information disclosed to Executive by a Person who does not owe a duty of confidentiality to the Company or any Affiliate thereof; or (ii) information which is in the public domain and is readily available; or (iii) information where disclosure is required by law or is necessary in connection with a claim,

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dispute or litigation to which Executive is or becomes a party and the Company is given ten (10) business days prior written notice of the intent to make disclosure. For purposes hereof, "Software" shall mean all software owned, engineered, developed, licensed or sold by the Company, including the following:
(A) all modifications, enhancements, fixes, updates, upgrades, bypasses and work-arounds, (B) the source code and object code for any of the foregoing; and
(C) all operating systems, bridgeware, firmware, middleware or utilities.

               6.4 The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and I-trax and are considered by Executive to be reasonable for such purpose. Executive acknowledges and agrees that a breach or threatened breach by Executive of the covenants contained in this Section 6 would cause the Company and I-trax irreparable harm and that the extent of damages to the Company and I-trax would be impossible to ascertain and that there is and will not be available to the Company or I-trax adequate monetary damages or other remedy at law to compensate it in the event of any such breach. Consequently, Executive agrees that, in the event of a breach of any such covenant, in addition to any other relief to which the Company and I-trax is or may be entitled, the Company or I-trax shall be entitled, as a matter of course, to an injunction or other equitable relief, including the remedy of specific performance, to enforce any or all of such covenants by Executive, her or her employer, employees, partners, agents or any of them.

               6.5 In the event it shall be determined by any arbitrator, court or governmental agency or authority that any provision of Section 6 is invalid by reason of the length of any period of time or the size of any area during or in which such provision is effective, such period of time or area shall be considered to be reduced to the extent required to cure such invalidity.

               6.6 In the event that there should be a violation of the restrictions contained in Section 6.1, the duration of such restriction shall be extended for a period of time equal to the period of time during which such breach or breaches shall occur.

          7. Inventions, Patents and Intellectual Property.

               7.1 Executive agrees that all inventions, discoveries, computer programs, data, Software, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (individually, an "Invention," and collectively, "Inventions") related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by Executive, solely or jointly with others and whether during normal business hours or otherwise, during the Original Term, any Additional Term or thereafter if resulting or directly derived from Confidential Information, shall be the sole property of the Company. Executive hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as her duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company's expense, Executive shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

               7.2 Executive shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

          8. Return of Confidential Information. Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic or other tangible material, in each event, containing Confidential Information, whether created by Executive or others, which shall come into her custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of her duties for the Company.

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

          9. Cooperation. At any time during the term of this Agreement or thereafter, Executive shall reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which Executive was involved during her employment by the Company. The Company shall reimburse Executive for reasonable expenses, if any, incurred in providing such assistance.

          10. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing, and may be given by a party hereto by (a) personal service (effective upon delivery), (b) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (c) reputable overnight delivery service, charges prepaid (effective the next business day) or (d) telecopy or other means of electronic transmission (effective upon receipt of the telecopy or other electronic transmission in complete, readable form), if confirmed promptly by any of the methods specified in clauses subparagraphs (a)-(c) of this Section 10, to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

          11. Non-Disparagement. During the term of Executives's employment hereunder and for five (5) years thereafter, Executive shall not disparage or deprecate the Company or its Affiliates or their respective businesses, operations, or properties.

          12. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural and vice versa.

          13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, including the Old Agreement, relating to the subject matter of this Agreement.

          14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

          15. Governing Law; Consent to Jurisdiction.

               15.1 This Agreement shall be construed, interpreted and enforced in accordance with the laws of Nebraska, notwithstanding any contrary application of conflicts of laws principles.

               15.2 Each party hereto consents to the jurisdiction of all Federal and State courts located in Omaha, Nebraska which have jurisdiction over any disputes arising under this Agreement and agrees that service of process in any action or proceeding commenced in a court located in Omaha, Nebraska may be made by written notice as provided in Section 10 hereof.

          16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by her.

          17. Miscellaneous.

               17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver or any right on any other occasion.

               17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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               17.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

               17.4 This Agreement may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

              [The Remainder of This Page Intentionally Left Blank]


                                       9

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                  IN WITNESS WHEREOF, the parties hereto, intending to be
legally bound, have executed this Agreement as of the day and year set forth above.

                                        COMPANY:

                                        I-TRAX HEALTH MANAGEMENT
                                        SOLUTIONS, INC.


                                        By: /s/ Frank A. Martin
                                            ------------------------------------
                                             Name: Frank A. Martin
                                             Title: President & CEO



                                        Attest: /s/ Anthony Tomaro
                                                --------------------------------
                                                 Name: Anthony Tomaro
                                                 Title: Chief Financial Officer


                                        EXECUTIVE:


Witness:                                /s/ Carol Rehtmeyer
        ----------------------          ----------------------------------------



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